EXHIBIT 10.4

INCENTIVE STOCK OPTION AGREEMENT

under the

GEORGIA BANK FINANCIAL CORPORATION

2000 LONG-TERM INCENTIVE PLAN

Optionee:

Number Shares Subject to Option:

Exercise Price per Share:

Date of Grant:

1. Grant of Option. Georgia Bank Financial Corporation (the “Company”) hereby grants to the Optionee named above (the “Optionee”), under the Georgia Bank Financial Corporation 2000 Long-Term Incentive Plan (the “Plan”), an Incentive Stock Option to purchase, on the terms and conditions set forth in this agreement (this “Option Agreement”), the number of shares indicated above of the Company’s $3.00 par value common stock (the “Stock”), at the exercise price per share set forth above (the “Option”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Plan.

2. Vesting of Option. Unless the exercisability of the Option is accelerated in accordance with Article 8 of the Plan, the Option shall vest (become exercisable) in accordance with the following schedule:

Years of Service After Date of Grant	Percent of Option Shares Vested
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

Notwithstanding the above, the Option shall vest (become exercisable) in full immediately (i) upon the death, Disability or Retirement of the Optionee, or (ii) upon a Change in Control.

3. Period of Option and Limitations on Right to Exercise. The Option will, to the extent not previously exercised, lapse under the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Option under the circumstances described in paragraphs (b), (c) and (d) below, provide in writing that the Option will extend until a later date, but if the Option is exercised after the dates specified in paragraphs (b), (c) and (d) below, it will automatically become a Non-Qualified Stock Option:

(a) The Option shall lapse as of 5:00 p.m., Eastern Time, on the tenth anniversary of the date of grant (the “Expiration Date”).

(b) The Option shall lapse three months after the Optionee’s termination of service for any reason other than the Optionee’s death or Disability; provided, however, that if the Optionee’s employment is terminated by the Company for Cause, the Option shall lapse immediately.

(c) If the Optionee’s employment terminates by reason of Disability, the Option shall lapse one year after the date of the Optionee’s termination of employment.

(d) If the Optionee dies while employed, or during the three-month period described in subsection (b) above or during the one-year period described in subsection (c) above and before the Option otherwise lapses, the Option shall lapse one year after the date of the Optionee’s death. Upon the Optionee’s death, the Option may be exercised by the Optionee’s beneficiary.

If the Optionee or his beneficiary exercises an Option after termination of employment, the Option may be exercised only with respect to the shares that were otherwise vested on the Optionee’s termination of employment (including vesting by acceleration in accordance with Article 8 of the Plan).

4. Exercise of Option. The Option shall be exercised by written notice directed to the Secretary of the Company at the principal executive offices of the Company, in substantially the form attached hereto as Exhibit A, or such other form as the Committee may approve. If the person exercising the Option is not the Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Unless the exercise is a broker-assisted “cashless exercise” as described below, such written notice shall be accompanied by full payment in cash, shares of Stock previously acquired by the Optionee (which shares may be delivered by attestation or actual delivery of one or more certificates), or any combination thereof, for the number of shares specified in such written notice; provided, however, that if shares of Stock are used to pay the exercise price, such shares must have been held by the Optionee for at least six months. The Fair Market Value of the surrendered Stock as of the last trading day immediately prior to the exercise date shall be used in valuing Stock used in payment of the exercise price. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws, the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option shares and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company on the settlement date.

Subject to the terms of this Option Agreement, the Option may be exercised at any time and without regard to any other option held by the Optionee to purchase stock of the Company. No fractional shares of Stock shall be issued upon exercise of the Option.

5.	Beneficiary Designation. The Optionee, by written notice to the Committee, may designate one or more persons (and from time to time change such designation) including the Optionee’s legal representative, who, by reason of the Optionee’s death, shall acquire the right to exercise all or a portion of the Option. If no beneficiary has been designated or survives the Optionee, the Option may be exercised by the personal representative of the Optionee’s estate. If the person with exercise rights desires to exercise any portion of the Option, such person must do so in accordance with the terms and conditions of this Agreement and the Plan.

6. Limitation of Rights. The Option does not confer to the Optionee or the Optionee’s personal representative any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the exercise of the Option. Nothing in this Option Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Optionee’s employment at any time, nor confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary.

7. Stock Reserve. The Company shall at all times during the term of this Option Agreement reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Option Agreement.

8. Optionee’s Covenant. The Optionee hereby agrees to use his best efforts to provide services to the Company in a workmanlike manner and to promote the Company’s interests.

9. Restrictions on Transfer and Pledge. The Option may not be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Parent or Subsidiary, or be subject to any lien, obligation, or liability of the Optionee to any other party other than the Company or a Parent or Subsidiary. The Option is not assignable or transferable by the Optionee other than by will or the laws of descent and distribution. The Option may be exercised during the lifetime of the Optionee only by the Optionee.

10. Restrictions on Issuance of Shares. If at any time the Board shall determine in its discretion, that listing, registration or qualification of the shares of Stock covered by the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

11. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Option Agreement and this Option Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Option Agreement, the provisions of the Plan shall be controlling and determinative.

12. Successors. This Option Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Option Agreement and the Plan.

13. Severability. If any one or more of the provisions contained in this Option Agreement are invalid, illegal or unenforceable, the other provisions of this Option Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices and communications under this Option Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Georgia Bank Financial Corporation
3530 Wheeler Road
Augusta, Georgia 30909
Attn: Secretary

or any other address designated by the Company in a written notice to the Optionee. Notices to the Optionee will be directed to the address of the Optionee then currently on file with the Company, or at any other address given by the Optionee in a written notice to the Company.

15. Notification of Disposition. The Optionee agrees to notify the Company in writing within 30 days of any disposition of shares of Stock acquired by the Optionee pursuant to the exercise of the Option, if such disposition occurs within two years of the date of grant, or one year of the date of exercise, of the Option. The Company has the authority and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any disposition of the shares prior to the expiration of two years of the date of grant, or one year of the date of exercise, of the Option.

16.	Interpretation. It is the intent of the parties hereto that the Option qualify for incentive stock option treatment pursuant to, and to the extent permitted by, Section 422 of the Code. All provisions hereof are intended to have, and shall be construed to have, such meanings as are set forth in applicable provisions of the Code and Treasury Regulations to allow the Option to so qualify.

IN WITNESS WHEREOF, Georgia Bank Financial Corporation, acting by and through its duly authorized officers, has caused this Option Agreement to be executed, and the Optionee has executed this Option Agreement, all as of the day and year first above written.

GEORGIA BANK FINANCIAL CORPORATION

By:

As its:

OPTIONEE:

EXHIBIT A

NOTICE OF EXERCISE OF OPTION TO PURCHASE

COMMON STOCK OF

GEORGIA BANK FINANCIAL CORPORATION

Name

Address:

Date

Georgia Bank Financial Corporation

3530 Wheeler Road

Augusta, Georgia 30909

Attn: Secretary

Re:	Exercise of Incentive Stock Option

I elect to purchase                      shares of Common Stock of Georgia Bank Financial Corporation (the “Company”) pursuant to the Georgia Bank Financial Corporation Incentive Stock Option Agreement dated                      and the Georgia Bank Financial Corporation 2000 Long-Term Incentive Plan. The purchase will take place on the Exercise Date, which will be (i) as soon as practicable following the date this notice and all other necessary forms and payments are received by the Company, unless I specify a later date (not to exceed 30 days following the date of this notice), or (ii) in the case of a Broker-assisted cashless exercise (as indicated below), the date of this notice.

On or before the Exercise Date (or, in the case of a Broker-assisted cashless exercise, on the settlement date following the Exercise Date), I will pay the full exercise price in the form specified below (check one):

☐	Cash Only: by delivering a check to the Company for $ .

☐	Cash and Shares: by delivering a check to the Company for $ for the part of the exercise price. I will pay the balance of the exercise price by delivering to the Company a stock certificate with my endorsement for shares of Company Stock that I have owned for at least six months. If the number of shares of Company Stock represented by such stock certificate exceeds the number needed to pay the exercise price, the Company will issue me a new stock certificate for the excess.

☐	Shares Only: by delivering to the Company a stock certificate with my endorsement for shares of Company Stock that I have owned for at least six months. If the number of shares of Company Stock represented by such stock certificate exceeds the number needed to pay the exercise price, the Company will issue me a new stock certificate for the excess.

☐	Cash From Broker: by delivering the purchase price from , a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System (the “Broker”). I authorize the Company to issue a stock certificate in the number of shares indicated above in the name of the Broker in accordance with instructions received by the Company from the Broker and to deliver such stock certificate directly to the Broker (or to any other party specified in the instructions from the Broker) upon receiving the exercise price from the Broker.

Please deliver the stock certificate to me (unless I have chosen to pay the purchase price through a Broker).

Very truly yours,

AGREED TO AND ACCEPTED:

GEORGIA BANK FINANCIAL CORPORATION

By:
Title:

Number of Option Shares
Exercised:

Number of Option Shares
Remaining:
Date: